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                                                        Exhibit 5.1




                                 August 2 1996

ParcPlace-Digitalk Inc.
999 E. Arques Avenue
Sunnyvale, CA  94086

        RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 2, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 104,091 shares of your Common Stock
(the "Shares") reserved for issuance under the Objectshare Systems, Inc. 1995 Stock Option/Stock Issuance Plan (the "Stock Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

        It is our opinion that the Shares, when issued and sold in the manner referred to in the Stock Plan and pursuant to the agreements which accompany the Stock Plan and in accordance with the Company's Restated Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation
                                        /s/ WILSON SONSINI GOODRICH & ROSATI